Exhibit 10.2

TERMS OF THE AMENDED AND RESTATED EQUITY GRANT PROGRAM FOR

NONEMPLOYEE DIRECTORS UNDER THE

BLUCORA, INC. RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

Amended and Restated effective as of April 6, 2012, and updated June 5, 2012

The following provisions set forth the terms of the equity grant program (the “Program”) for nonemployee directors of Blucora, Inc. (the “Company”) under the Blucora, Inc. Restated 1996 Flexible Stock Incentive Plan (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.

1.	Eligibility

Each elected or appointed director of the Company who is not otherwise an employee of the Company or an Affiliate (an “Eligible Director” or “Eligible Directors”) shall be eligible to receive Initial Grants and Annual Grants under the Plan, as described below. In addition, any Eligible Director who is also elected or appointed Chairperson of the Board (an “Eligible Chairperson”) shall be eligible to receive additional Initial Chairperson Grants and additional Annual Chairperson Grants under the Plan, as described below.

2.	Initial Grants

(a) Each Eligible Director shall automatically receive on the date of such Eligible Director’s initial election to the Board (i) a nonqualified stock option to purchase 27,000 shares of the Company’s Stock and (ii) restricted stock units for 11,250 shares of the Company’s Stock.

(b) Each Eligible Chairperson shall also automatically receive on the date of such Eligible Chairperson’s initial election as Chairperson of the Board (i) a nonqualified stock option to purchase 9,000 shares of the Company’s Stock and (ii) restricted stock units for 3,750 shares of the Company’s Stock.

(c) Initial grants to Eligible Directors (“Initial Grants”) shall vest annually over three years on the anniversary of the date of each Eligible Director’s initial election to the Board, provided that each such Eligible Director is a member of the Board on such dates. Initial grants to an Eligible Chairperson (“Initial Chairperson Grants”) shall vest in full on the one-year anniversary of such Eligible Chairperson’s initial election as Chairperson of the Board, provided that such Eligible Chairperson is Chairperson of the Board on such date.

3.	Annual Grants

(a) Each Eligible Director shall automatically receive on the date of and immediately following each year’s Annual Stockholders’ Meeting (i) a nonqualified stock option to purchase 11,100 shares of Stock and (ii) restricted stock units for 4,500 shares of Stock (“Annual Grants”); provided, however, that any Eligible Directors who received Initial Grants within three months prior to an Annual Meeting shall not receive Annual Grants until immediately following the second Annual Meeting after the date of such Initial Grants. Commencing with the 2012 Annual Stockholders’ Meeting, Annual Grants shall vest in full on the earlier to occur of the one-year anniversary of the date of grant or the date of the next Annual Stockholders’ Meeting, provided that the respective Eligible Directors are members of the Board on such date.

(b) Any Eligible Chairperson shall also automatically receive on the date of and immediately following each year’s Annual Stockholder Meeting (i) an additional nonqualified stock option to purchase 3,900 shares of Stock and (ii) additional restricted stock units for 1,500 shares of Stock (“Annual Chairperson Grants”); provided, however, that any Eligible Chairperson who received, or is eligible to receive, Initial Chairperson Grants within three months prior to an Annual Meeting shall not receive Annual Chairperson Grants until immediately following the second Annual Meeting after the date of such Initial Chairperson Grants. Commencing with the 2012 Annual Stockholders’ Meeting, Annual Chairperson Grants shall vest in full on the earlier to occur of the one-year anniversary of the date of grant or the date of the next Annual Stockholders’ Meeting, provided that such Eligible Chairperson is Chairperson of the Board on such date.

4.	Option Exercise Price

The exercise price of an option shall be the “fair market value” of the Stock on the date of grant, as that term is defined in the Plan.

5.	Manner of Option Exercise

An option shall be exercised by giving the required notice to the Company, stating the number of shares of Stock with respect to which the option is being exercised, accompanied by payment in full for such Stock, which payment may be in whole or in part (a) in cash or check, (b) in shares of Stock owned by the Eligible Director for at least six months (or such shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a fair market value on the day prior to the exercise date equal to the aggregate option exercise price, or (c) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

6.	Term of Options

Each option shall expire seven years from the date of grant thereof.

7.	Amendment

The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an option or restricted stock units.

Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of options and restricted stock units granted to Eligible Directors.